Exhibit 23.1

Deloitte & Touche LLP
Suite 1900
250 East Fifth St.
Cincinnati, OH 45201-5340
USA
Tel +1 513 784 7100
www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2024, relating to the consolidated financial statements of Cincinnati Financial Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

DELOITTE & TOUCHE LLP

/s/Deloitte & Touche LLP
Cincinnati, OH
November 18, 2024